April 13, 2021

Dear Whit,

This letter agreement (“Letter Agreement”), effective as of April 13, 2021 (the “Effective Date”) amends your Employment Agreement with PAE Incorporated (“PAE”), dated May 5, 2020 (the “Employment Agreement”). Capitalized terms used but not defined in this Letter Agreement shall have the meaning set forth in the Employment Agreement.

As of the Effective Date, your Employment Agreement shall be amended such that a new Section 4.05 shall be added to your Employment Agreement to read as follows:

SECTION 4.05. Termination by PAE Other Than for Cause, Disability or Death; Termination by Executive for Good Reason Prior to March 19, 2024. Notwithstanding Section 4.03, if PAE elects to terminate Executive’s employment for any reason other than Cause, Disability or death or if Executive terminates Executive’s employment with PAE for Good Reason, and such termination occurs on or prior to March 18, 2024, Executive shall receive the payments and benefits set forth in this Section 4.05 in lieu of the payments and benefits set forth in Section 4.03. In the event of such termination, Executive shall be entitled to the Accrued Rights and, provided that Executive has provided a Release and the Release has become effective and irrevocable prior to the 60th day after such termination of employment, Executive shall be entitled to the following:

(a) Cash Payments. (i) PAE shall pay to Executive an amount equal to one and one-half times the sum of Executive’s then-current Base Salary and Average Bonus, payable in equal installments through the date that is 18 months after the date of Executive’s termination of employment (the “Severance Period”) at the same times at which and in the same manner in which Executive’s Base Salary would have been payable to Executive had a termination of employment not occurred (but no less frequently than monthly) and (ii) PAE shall provide to Executive, during the fiscal year following the fiscal year in which Executive’s termination of employment occurs, no later than March 15, a Pro-Rata Bonus; provided, however, that, in the case of clause (i), PAE shall (x) commence such payments on the 60th day after termination of Executive’s employment, except that any payments that would have otherwise been paid to Executive following the date of the termination of employment and prior to such 60th day shall be accumulated and paid to Executive in a lump sum on such 60th day, and (y) not continue such payments at any time following either (A) breach of the provisions of Section 5.03 or 5.04 or (B) breach of the provisions of Article V (other than Section 5.03 or 5.04) that (X) is materially damaging to the business or reputation of PAE or any of its affiliates or (Y) occurs after PAE has notified Executive of a prior breach of such Article V (other than Section 5.03 or 5.04).

(b) Medical, Dental and Life Insurance Benefit Continuation. During the Severance Period, Executive and Executive’s spouse and dependents (each as defined under the applicable program) shall receive the following benefits if the Executive timely and properly elects continued benefits coverage pursuant to COBRA: (x) medical and dental insurance coverage at the same benefit levels as provided to active senior management employees of PAE, for which PAE will reimburse Executive during the Severance Period, for the total amount of the monthly medical and dental insurance premiums payable by Executive for continued benefits coverage pursuant to COBRA in excess of the cost Executive paid for such coverage (on a monthly premium basis) immediately prior to such termination of employment; provided, however, that if,
7799 Leesburg Pike, Suite 300 North, Falls Church, Virginia 22043, www.pae.com

during the Severance Period, Executive becomes employed by a new employer that provides medical and dental coverage, PAE’s continuing medical and dental coverage (and any cash payments in lieu thereof) shall become secondary to such new employer’s coverage with respect to claims covered by such new employer’s medical and dental plans; and (y) a monthly cash payment grossed up for taxes to permit Executive to purchase life insurance coverage at the same benefit level as currently provided to active senior management employees of PAE and at the same cost to Executive as is generally provided to active senior management employees of PAE. Notwithstanding any provision of this Agreement to the contrary, to the extent necessary to satisfy Section 105(h) of the Code, or if PAE determines it is necessary to avoid the imposition of an excise tax on PAE, PAE will be permitted to alter the manner in which medical and dental benefits are provided to Executive following termination of Executive’s employment; provided that the after-tax cost to Executive of such benefits shall not be greater than the cost applicable to similarly situated executives of PAE who have not terminated employment.

(c) Outplacement. Executive shall receive reasonable outplacement services to be provided by a provider selected by Executive during the Severance Period, the cost of which shall be borne by PAE; provided, however, that, notwithstanding the foregoing, Executive shall commence using such services within 12 months of Executive’s termination of employment, such outplacement services shall end not later than the last day of the second calendar year that begins after the date of termination of Executive’s employment and PAE shall pay any amounts in respect of such outplacement services not later than the last day of the third calendar year that begins after such date of termination.

(d) Equity. All of Executive’s outstanding restricted stock units granted by PAE (“RSUs”) and performance-based restricted stock units granted by PAE (“PSUs”) shall be treated in accordance with the following:

(i) Any RSUs that would have otherwise vested within 12 months following Executive’s termination of employment had Executive continued in employment with PAE shall immediately vest upon such termination of employment and shall be paid within 60 days following such termination of employment; provided that, in the event that Executive’s termination of employment occurs upon or within 12 months following a Change in Control (as defined in the applicable RSU grant agreement) and the applicable RSU grant agreement provides for vesting terms more favorable than those set forth in this Section 4.05(d)(i), the terms of the applicable grant agreement shall apply.

(ii)     Executive will earn a pro-rata portion of any outstanding PSUs, subject to achievement of the performance goals for the applicable performance period, each as specified in the applicable PSU award agreement(s). Such pro-rata portion will be equal to the number of PSUs that would otherwise vest as of the end of the performance period, based on achievement of the performance goals, multiplied by a fraction, the numerator of which is the number of full calendar days during the performance period prior to Executive’s date of termination and the denominator of which is the total number of days in the performance period. Payment of such PSUs (if any) shall be made to Executive at the time set forth in the applicable PSU award agreement(s); provided that, in the event that Executive’s termination of employment occurs upon or following a Change in Control (as defined in the applicable PSU grant agreement) or a Change in Control occurs during the applicable performance period and the applicable PSU grant agreement provides for vesting terms more favorable than those set forth in this Section
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4.05(d)(ii), the terms of the applicable grant agreement shall apply. Notwithstanding the foregoing provisions of this Section 4.05(d)(ii), to the extent that as of the date of Executive’s termination of employment, any of Executive’s outstanding PSUs were granted prior to April 1, 2021, then, in lieu of the foregoing provisions of this Section 4.05(d)(ii), Executive’s PSUs shall be treated as though Executive’s employment terminated on account of “Retirement” in accordance with the terms of the applicable grant agreement(s) in effect as of the date hereof.

(iii)    In the event of any inconsistency between the terms of the applicable RSU or PSU grant agreement and the terms of this Section 4.05(d), the terms of this Section 4.05(d) shall govern.

(e) Release. For the avoidance of doubt, (x) the Release shall not require Executive to release any rights to post-termination payments or benefits afforded to him by this Agreement, or any vested benefits or rights pursuant to the terms of PAE’s or its affiliates’ benefit plans or programs, and (y) if the Release does not become effective and irrevocable within 60 days following the date of Executive’s termination of employment pursuant to this Section 4.05(e), PAE shall not be obligated to make any payments or provide any benefits under Section 4.05(a), (b), (c), or (d) above (or, for the avoidance of doubt, Section 4.03(a), (b), or (c)) and Executive shall only be entitled to the Accrued Rights.

All other terms of your Employment Agreement shall remain unchanged except as modified herein.

PAE INCORPORATED,

By: _____________________________
Name: Charles D. Peiffer
Title: Interim President and Chief Executive Officer; Executive Vice President and Chief Financial Officer

Agreed to and Acknowledged by:

_____________________________
Paul W. Cobb, Jr.

_______________________________
Date

7799 Leesburg Pike, Suite 300 North, Falls Church, Virginia 22043, www.pae.com